Exhibit 99.1

PO Box 9005 Quakertown, PA 18951 215-538-5600 www.QNB.com

FOR IMMEDIATE RELEASE

THOMAS J. BISKO, CHIEF EXECUTIVE OFFICER

OF QNB BANK ANNOUNCES RETIREMENT

QUAKERTOWN, Pa., May 22, 2012 (OTC Bulletin Board: QNBC), Thomas J. Bisko, Chief Executive Officer of QNB Corp. (the “Company”), the parent company of QNB Bank (“QNB” or the “Bank”) has announced that he will be retiring December 31, 2012. The Company’s Board of Directors has selected David W. Freeman, current President and Chief Operating Officer to succeed Bisko as CEO. Mr. Bisko will remain on the Board of Directors of both the Company and Bank. Dennis Helf, Chairman of the Board, said, “It is our goal to ensure a smooth transition and we are fortunate to have an experienced community banker like Mr. Freeman to guide the Bank for years to come.”

Bisko joined the Bank as President in 1985. In his 26+ years of service, Bisko oversaw a period of significant growth for QNB. Assets grew from $135 million to nearly $900 million. The branch network expanded from three offices in Bucks County to nine offices in a three county area including Lehigh and Montgomery counties. He has also been an active community leader during his tenure with the Bank. Bisko served numerous non-profit organization Boards including: Upper Bucks YMCA, St. Luke’s Quakertown Hospital, and Upper Bucks Chamber of Commerce. He also served as President of the Quakertown Rotary Club and as member of the Quakertown Cares Committee.

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BISKO ANNOUNCES RETIREMENT

“It has been my privilege to lead the Bank during the past 26 years. In QNB’s 135 year history, I was only the sixth president to serve the Bank. I am confident that our seventh President, Dave Freeman, will continue the tradition of strength and stability that QNB is known for in the community.”

Mr. Freeman joined QNB in 2010 as President/Chief Operating Officer. His 30+ years of banking experience includes service with Drovers Bank Division of Fulton Bank in York, PA; PNC Bank in Pittsburgh, PA; Chase Bank of Ohio and Huntington National Bank in Columbus, OH. Freeman holds a bachelor’s degree in Business Management from Franklin University and an MBA from The Ohio State University. In addition, he is a graduate of the Stonier Graduate School of Banking. Mr. Freeman serves on various non-profit Boards in the community including the Upper Bucks YMCA, St. Luke’s Quakertown Hospital and the Bucks County Symphony. Dave resides in Quakertown with his family.

QNB Bank offers commercial and retail banking services through nine banking offices serving portions of Bucks, Montgomery and Lehigh counties. In addition, QNB provides retail brokerage services through Raymond James Financial Services, Inc. and title insurance as a member of Laurel Abstract Company LLC. For more information, visit the QNB web site at www.QNB.com.

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Contact: Brian K. Schaffer, CFMP

Vice President Marketing

215-538-5600 x5757

bschaffer@QNB.com